Exhibit 99.2

C O R P O R A T E P A R T I C I P A N T S

Leanne Sievers

GigOptix, Inc. - EVP, Shelton Group, IR

Dr. Avi Katz

GigOptix, Inc. - Chairman, CEO & President

Ron Shelton

GigOptix, Inc. - CFO

Operator

Welcome to the GigOptix Second Quarter 2010 Financial Results Conference Call. At this time, all participants are in listen-only mode. At the conclusion of today’s call, instructions will be given for a question-and-answer session. As a reminder this conference is being recorded today, Thursday, July 22, 2010.

I would now like to turn over the call to Leanne Sievers with Shelton Group, Investor Relations agency of record for GigOptix.

Leanne Sievers - GigOptix, Inc. - EVP, Shelton Group, IR

Thank you, operator, and thank you, everyone, for joining us today to discuss GigOptix second quarter 2010 financial results. With me today on the call are Dr. Avi Katz, GigOptix Chairman and CEO, and Ron Shelton, CFO. As the operator mentioned, this call is being recorded. It is also being broadcast live in voice mode over the Internet, and may be accessed in the Investor Relations section of the GigOptix website.

After the market closed today, GigOptix issued a press release discussing its financial results for the second quarter ended July 4, 2010. By now, everyone should have access to the press release and financial tables, however, if you do not, they are available on the Company’s website.

Please be advised that the matters discussed in this teleconference contain forward-looking statement regarding future results or events. We caution you that such statements impact predictions that are subject to risks and uncertainties that could cause actual results or events to differ materially.

Additional risks and uncertainties that could cause actual results or events to differ materially from the forward-looking statements may be found in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are based on the Company’s beliefs as of today, Thursday, July 22, 2010. GigOptix undertakes no obligation or responsibility to publicly update any forward-looking statements for any reason except as required by law even if new information becomes available or other events occur in the future.

Additionally, in the Company’s press release and during this teleconference, management will discuss certain measures and information in GAAP and non-GAAP terms. A reconciliation of GAAP to non-GAAP results is provided in financial tables following the text of the press release.

I will now turn the call over to GigOptix Chairman and CEO, Dr. Avi Katz.

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

Very good afternoon, and thank you very much, Leanne. I would like to welcome all of you and thank everyone who is joining us today and on the call. Following our opening remarks, I would like to hand the call over to Ron Shelton, our Senior Vice President and CFO for a more detailed review of our financial results during the second quarter.

I will then discuss our guidance after the third quarter and make a few closing remarks. I also want to point out that in addition to the press release that we put out a few minutes ago, we have posted on our website www.gigoptix.com, our new corporate presentation and you are all welcome to log in and review it.

Let me start by saying that I am extremely pleased with the GigOptix team in the accomplishment we have achieved during this quarter. Our revenue of $6.3 million was a record for the Company and represents sequential revenue growth of 19%, significantly above our previous guidance of 10% growth. This quarter was also the third consecutive quarter of sequential growth that has exceeded $1 million per quarter.

In addition to posting record revenue, we also achieved positive adjusted EBITDA for the first time in the Company’s history as a result of our continued expense management in conjunction with sustainable growth. Before I address the business and product updates for the quarter, I would like to first address the Company’s recent completed public offering which was managed by Roth Capital.

On July 1st, GigOptix priced the public offering in the amount of $4.3 million, selling approximately 2.46 million shares to institutional investors at about $1.75 per share. This offering was closed on July 8th. We are pleased to have been able to complete this funding in a very challenging environment, and I would like to outline for you why we chose to move forward with the transaction despite the recent market conditions.

First, with respect to the share price of the funding, we closed the deal at $1.75 per share, which represent a 30% discount to our July 1st closing share price of $2.50. This compares to an average discount of about 25% and warrant coverage of approximately 52% for all US funded deals during the last 12 months for companies with average daily trading volume of about 100,000 to 1 million shares.

As you are aware, we closed the GigOptix public offering without granting any warrants whatsoever. As such we believe that the pricing was favorable when compared to recent industry averages.

In terms of timing, there were a number of critical factors that we took into consideration for the protection and the benefit of our shareholders. First, provisions of the existing lock-up agreement currently in place on approximately 3.5 million shares of former ChipX shareholders provided that the lock-up period would expire if public offering was not consummated by July 5th.

Given this fact, if management had not moved forward with a public offering, the lock-up period would have expired and made the prospect of raising needed capital in the near or in intermediate term significantly more difficult.

Also, as part of the deal, all directors and officers as well as all larger than 5% shareholders including the ChipX shareholders have agreed to sign a six months lock-up agreement effective as of July 1, 2010. Another key consideration that played into management’s decision was a loan covenant included in the Company’s credit facility with Silicon Valley Bank, which we completed in April.

This loan covenant, which is the only covenant in the agreement provided that GigOptix must raise at least $4 million by August 2010 or generate positive EBITDA in the second quarter, otherwise the Company would be required to issue an additional 100,000 warrants.

Given that the management could not be certain at this point of time of generating positive EBITDA in this quarter, there was a strong motivation to move forward with a public offering to ensure that the loan covenants was not triggered. Therefore, when you take into consideration the less than favorable fund-raising environment, the lock-up expiration and the $4 million requirement for this covenant management clause to reduce the amount of public offering to — therefore, I am going back to my statements here.

Taking into consideration all those elements, it’s very clear that minimizing — that moving forward on this fund raising and minimizing the potential dilution of existing shareholders at GigOptix, while in the same time enabling the fund raising and the availability of about $4 million.

There is one other very important point that I would like to make regarding the funding that was also taken into serious consideration. GigOptix has grown its top line every quarter since inception, with the exception of a single quarter. With this rapid growth comes higher working capital requirement, especially as it relates to building appropriate inventory to support this growth.

In addition to this, we have now moved into volume production with multiple leading Tier 1 customers all of whom expect us to maintain a strong balance sheet and a cash position. The capital raised through the public offering appropriately addressed both of those factors, and when combined with the collection of certain accounts receivable after the quarter ended, enabled the highest cash balance in the Company’s history.

All of these facts considered, it should be clear that the management decision to complete the recent public offering was in the very best interest of the GigOptix shareholders.

Now before I move onto the business update during the quarter, I do want to quickly touch on another topic that I know is very important to GigOptix and our shareholders, which is the Company’s potential listing on the New York Stock Exchange AMEX—.

At this point, let me just say that GigOptix continues to actively explore listing on a major stock exchange, and we intend to execute upon this goal pending the Company’s meeting all listing requirements of a specific exchange.

Now, turning to the business during the quarter. Revenue in this quarter was about $6.3 million, out of which $5.5 million was product revenue, driven by a significant increase in volume shipment across all of our high-speed optical markets. The Company also continued to further its leadership position in 40G and 100G drivers and amplifiers, as well as thin film polymer on silicon modulators, delivering an over 200% increase in our 40G and 100G product revenue from the previous quarter.

Notably, during the second quarter, GigOptix reached volume shipment of its high-performance 100G DP-QPSK driver for DWDM, a market that is expected to grow exponentially through 2015. Additionally, we recently announced that we have received more than $2 million in orders to supply 100G driver in 2010 to current leading telecom Tier 1 customer.

Being selected as a sole supplier for this 100G driver is a strong testament to our industry leadership and the superiority of our solution and highly differentiated technology. We are unique in the marketplace in providing the 100G quad driver solution for use in next generation 100G DWDM networking systems, and we continue to believe this market will be a strong growth driver for the GigOptix Company as a whole.

In early May, we also entered into mass production and volume shipping of the GigOptix GX3240, a high performance 40G RZ DQPSK receiver amplifier, which we developed under close collaboration with one of our Tier 1 strategic telecom partners. Then in late May, we began high volume production of our portfolio of transimpedance amplifiers, the TIAs, designed to address varied requirements of Fiber Channel, telecom and Ethernet 10G, 40G, and 100G applications.

With this family of products we have built upon our proven design experience — expertise in driving solutions and leverage our existing supplier relationship with major transceivers and transponder customers to define and develop this comprehensive TIA portfolio. We expect that our new TIA and receiver amplifier portfolio will be a major growth engine for GigOptix revenue growth in 2010 and beyond.

The Company also began sampling its 40G TFPS modulator, representing the first commercial sampling of thin film on silicon modulator in telecom applications. This achievement underscores our industry leading design capabilities and the benefits of our manufacturing partnership with Sanmina-SCI, as we jointly ramp-up the production line in Shenzhen, China. We remain on track to be fully qualified for the production of our 40G modulators in the fourth quarter of 2010.

Coupled with this the TFPS commercial development, the Company is also further financing — and financing in the amount of $4.5 million by government contracts to develop an On-Chip Optical Interconnect. This solution combines GigOptix’ driver technology with our TFPS optical technology to realize an integrated 200G driver and modulator solution for next generation optical data communication applications.

This development activity, already earmarked for an additional $5 million in government contracts expected to be received through 2011, will enable the Company’s new family of products for the next generation of 100G and beyond integrated drivers and TFPS modulators.

We are delighted to see the traction of the market acceptance of our high-speed 40G and 100G products. When we incepted GigOptix three years ago in July 2007, we defined our vision and mission statement to strive to become the optical communication high-speed semiconductor electronic component industry leader.

Hence, we spent most of our R&D dollars over the last three years in developing the 40G and 100G components to enable the emerging new generation of high-speed communication infrastructure. We will continue to focus on leading this segment as we substantiate our position as a qualified and reliable supplier for the 40G and 100G components, and continue to move our technology to higher speeds beyond the 100G.

I would also like to mention that during this quarter GigOptix was awarded the next generation ASIC design by Hatteras Networks, the global leader in the multi-service Ethernet solution for enterprise access services and next generation mobile backhaul. This design with Hatteras Networks is only one example of the benefits we are realizing from our recent completed integration of our latest acquisition, ChipX.

We also taped-out the first next generation joint product design between this newly-established CX product line and the previously existing product line, which demonstrated GigOptix not only has differentiated technology in high-speed optical communications, but also provide advanced solutions for the complex digital and mixed-signal circuitry required within the network equipment.

Further, only few weeks ago, the Company announced that it has made additional shipments of its LX8900, the 100G TFPS modulator to a number of customers, including SA Photonics, an engineering Company focused on photonics based solutions for military application. the LX8900’s compact form factor further enables small system solutions, and its radiation hard design allows it to be used in demanding aerospace applications that would otherwise irreparably damage modulators implemented in other technologies.

Lastly, I am pleased that GigOptix Board of Directors is now comprised of four independent directors, with the recent appointment of Frank Schneider to the Board of Directors. Mr. Schneider brings extensive semiconductor industry knowledge and executive management experience, and I strongly believe that our Board’s diversity and its diverse experience and exceptional strategic counsel will be a key factor in the achievement of our goal and growth initiative going forward.

Now, I would like to turn the call over to our CFO Ron Shelton to review our financial results for the quarter. Ron, please go ahead.

Ron Shelton - GigOptix, Inc. - CFO

Yes, thanks, Avi, and thanks, everyone, for joining the call today. It is an exciting time for the Company, so I am glad you are with us. Similar to last quarter, I am going to review with you our operations on both a GAAP and a non-GAAP basis. And you’ll find the reconciliation in the tables in our press release that we issued earlier today. And after that, I will provide some commentary on our liquidity status and our balance sheet.

So first, GAAP revenue for the second quarter of 2010 was $6.3 million. That’s an increase of 40% compared to $4.5 million over the prior year. We guided last quarter for 10% sequential growth, which would have given us revenues of approximately $5.8 million. So, we exceeded that number by quite a bit, and we are very proud of our quarter. As Avi mentioned earlier, the increase in revenue was primarily due to the increase in our product revenue, which grew 86% over the first quarter of 2009.

GAAP gross profit for the quarter was $3.5 million, which is an increase of 32% compared to gross profit of a year ago of $2.7 million. And again, the increase in these gross profit dollars is driven primarily by a higher product revenue.

The gross profit margin for the second quarter of 2010 was 56% and this compares to 60% in the same quarter last year. The decrease in margin year-over-year is due primarily to the impact of — and we talked about this that certain lower margin products we acquired as part of the ChipX acquisitions. However, gross margins increased significantly from the 49% we realized last quarter. And this is due to both one, higher margins on existing product revenue and new products, and higher levels of government revenue.

So, as we continue to integrate operations, focus on cost reduction initiatives and increased sales of newer, higher margin products, we believe that gross margins will continue to trend higher over the second half of 2010.

Our non-GAAP gross profit was $3.6 million and that’s an increase of approximately 30% compared to non-GAAP gross profit of $2.8 million in the second quarter of 2009. Non-GAAP gross margins were 58% in the second quarter of 2010, compared to 63% for the second quarter of 2009 and 52% in the first quarter of 2010. Our non-GAAP gross margins are in line with our projections; I mentioned earlier we expect they will trend higher in the second half.

GAAP research and development expense for the second quarter of 2010 totaled $2.1 million, and that’s compared to $1.2 million for the second quarter of last year. That increase over the prior years’ resulted from primarily as a result of increased spending due to the acquisition of ChipX and certain costs classified as R&D resulting from reduced government billings.

Now, compared to the first quarter of 2010, R&D was flat and that reflects very focused efforts on controlling cost while we grow revenue. SG&A for the second quarter of 2010 was $2.5 million, compared to $2.1 million for the same period in 2009 and $2.1 million in first quarter of 2010; this is an increase of 19% over both periods. And for both periods the increase is due primarily to higher levels of stock-based compensation and intangible amortization, both of which are non-cash expenses.

Overall, our non-GAAP operating expenses were $3.9 million for the second quarter of 2010, and that compares to the $3.7 million in the first quarter of 2010 and $2.9 million for the second quarter of 2009. Our GAAP loss from operations for the second quarter of 2010 totaled $1.1 million and that compares to a loss from operations of $0.6 million for the same period in 2009. Non-GAAP operating loss for the second quarter of 2010 was $0.3 million and that compares to $0.1 million for the second quarter of 2009.

Now in addition, internally we use the measure of adjusted EBITDA and we define that as income or loss from operations net of depreciation, amortization, stock-based comp and restructuring expenses, and we view that as a way to measure cash flow here, net of changes in working capital and capital expenditures.

For the second quarter of 2010, adjusted EBITDA was positive $0.2 million, and that’s the first quarter in our history in which we realized positive EBITDA. That compares to a negative adjusted EBITDA of approximately $0.1 million for the second quarter of 2009 and $0.4 million for the first quarter of 2010.

So, we’ve seen in just three months an improvement of $500,000 or $600,000 in our EBITDA and that reflects, again, growing revenue at higher margins than they were last quarter, so we are very pleased with that result. And again, currently we expect to generate positive EBITDA in this the third quarter.

Our GAAP net loss for the second quarter of 2010 was $1.4 million or $0.15 per share. That’s based on 9.4 million shares outstanding, compared to a GAAP net loss of $0.6 million or $0.12 a share based on 5.2 million shares for the same period in 2009, and a GAAP net loss of $0.23 a share in the first quarter of 2010.

Non-GAAP net loss for the second quarter of 2010 was $0.4 million or $0.04 a share based on 9.4 million shares, and that compares to a non-GAAP net loss of $0.1 million or $0.01 a share based on 5.2 million shares for the same period in 2009. For the third quarter, we expect our share count to be approximately 11.8 million shares and that reflects the additional shares we issued in our recently completed offering.

Now, turning to the balance sheet, the numbers I am going to provide do not reflect the proceeds of our offering. And again, as Avi mentioned, we raised in gross dollars $4.3 million. So, none of these numbers I am going to share right now include the effect of that. Although we — and then really because we priced the transaction before quarter-end — we priced it on July 1st, we didn’t close until July 8th, so the results and recording of that transaction occurs in our third quarter.

At the end of our second quarter, current assets and total assets were $7.8 million and $24.2 million, respectively. Cash and cash equivalents totaled $0.8 million at the end of the quarter. Current liabilities were $11.2 million and total liabilities were approximately $13 million at the end of the quarter. And shareholders’ equity was about $11.2 million or $1.20 a share. And again, I would — I just want to reemphasize that those numbers do not include the results and the proceeds we got from the offering.

So, with that, I will turn the call back over to Avi for some closing comments and guidance.

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

Thanks, Ron. As stated previously, since the Company’s inception in July, 2007, we have delivered sequential revenue growth every quarter with the exception of one quarter, the quarter three of last year, which was during the middle of the year economical downturn.

We expect to build on our achievements of record revenue in the second quarter of 2010 by delivering a fourth consecutive quarter of sequential revenue growth in the third quarter, with revenue anticipated to grow between 5% and 8%. Through our continuous focus and prudent management of expenses, we also expect to deliver another quarter of even larger positive adjusted EBITDA results in the third quarter.

In conclusion, I want to thank all of you and all of our shareholders that are on the call today for their continued support of our company. In only three years GigOptix has grown from a single product, single customer company to a full suite of more than 60 products serving over 100 worldwide customers. I believe that 2010 is a really transformational year, as we move into full scale production of our newly developed and recently introduced products.

We remain committed to the continued development of the most comprehensive product portfolio and roadmap of 10G, 40G, and 100G and beyond applications across all reaches. Each of our product line possess the potential to grow by a factor of two or three times over the next five years. Our current outlook for the remainder of 2010 remains very positive, as booking through the end of this year are nearly equivalent to the total annual revenue that the Company has generated in 2009.

I look forward to providing all of you with additional updates and, again, I want to thank all of you for participation in today’s call. I want to convey my special thanks to my colleagues, GigOptix workers, employees, and suppliers and customers for allowing us to achieve such a substantial quarter and to grow the Company over 12 quarters to where we are today.

With this, I would like to open the call for questions. And, operator, please go ahead and do it.

Q U E S T I O N A N D A N S W E R

Operator

(Operator Instructions)

Your first question comes from the line of Arnab Chanda from Roth Capital. Please proceed.

Arnab Chanda - Roth Capital - Analyst

Thank you, it’s Arnab. Hi, guys, how are you?

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

We are doing cool, Arnab, how are you doing?

Arnab Chanda - Roth Capital - Analyst

Good, good. I have a few questions, so may be let me go through them one by one. First, could you did talk a little bit about if you look at sort of your second half of — that’s upcoming, roughly what percentage of revenues do you think will come from your kind of previous acquisitions, things like ChipX that are more kind of may be in more of the ASIC markets, versus government versus sort of some of the new products and kind of your future opportunities that you’ve talked about in the call?

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

I think it’s a good question, Arnab. I think this — you know we — and the question is a bit more complicated than it comes on the surface. As an example, even the acquisition of ChipX already provided us with the first joint design of the — a combination of the next generation short distance driver and receiver for a specific flavor of that VCSEL pluggable solution. So the Company’s textbook is such that immediately after the first or second quarter of acquisition, we expect to see a joint design.

So, looking forward into the second half of this year, the government contract we have announced back in September — I am sorry, in December of last year is driving about $4.5 million of revenue and we have consumed so far probably half of it over the first half of the year, so it’s a really — fairly equally split between the quarters. So we expect to see about rough and tough about $1 million a quarter of government contracts.

And definitely the segment that we see the biggest growth is the optical high speed 40G and 100G, both drivers and receivers with a big expectation to see the first deliveries of our TFPS, the polymer modulators out of the Sanmina factory in the quarter four of this year, mainly focusing on the 40G DPSK format.

Arnab Chanda - Roth Capital - Analyst

Great. Thank you very much for that. If I can just follow up a little bit on — let’s talk about the high speed optical 40 gig and 100 gig markets. Can you talk a little about where — what your position is among the leading OEMs, and how that you expect to change one way or the other over sort of the next six to 12 months?

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

Now, this is — it’s a very interesting question, Arnab, and you see when we incepted GigOptix in 2007, we knew that the sockets for the 10G is taken basically. So, we focused all our attention in developing a leading position in 40G and 100G both on the receive and transmit side, and later on adding the modulator to the portfolio.

I think that we enjoyed the benefits of advanced designs and definitely advanced cost efficiencies and competitive 10G product, which allow us to generate good revenue under 10G. Rough and tough, last year, all our product revenue in the optics was based on that 10G. I think this year we see a significant take-off on the 40G and 100G, roughly I would say that we expect overall this year to see half of our product revenue coming from the advanced high speed.

Based on data that we have acquired from the market — from the marketing group such as Ovum and Light counting I think that the belief is that in general 40G is coming to fruition this year, and there is a take off that will substantiate its presence all through 2015 and following the foothills of the 100G, which should take off in 2014, 2015.

So — and again this is management thinking on 2011, 2012. I think that as we continue to grow on both 10G and future emerging higher speeds, next year probably half of our product revenue will be in the higher speed 40G and 100G.

I think that we all are under the impression that the 40G was pulled in due to the excessive demand for bandwidth basically both in datacom and in telecom. Recent merger moves of major players like Cisco over CoreOptics — or, taking over CoreOptics or yesterday Oclaro taking over Mintera, I think demonstrate the interest of system integrators and OEMs in the 40G current technology.

Again we believe that we have a very comprehensive portfolio, and therefore a very competitive position in the 40G. We believe that in 100G, in particular as we go to complicated multi-channel quad, for example, we are a single source today in the world. So, we expect to release and announce over the next few months variety of products that will extend significantly our 40G and 100G portfolio to address the elements — the foundations that grow GigOptix, namely addressing all speeds, addressing all feeds and all applications.

So, the Company is continuing to focus on the 40G and 100G and beyond, and we have announced already that part of the activities we are consummating today using the government contracts is the development of a highly integrated TFPS modulator and driver for the 200G application.

Arnab Chanda - Roth Capital - Analyst

Okay, great. And may be one question for either Avi or Ron — either way. I don’t want to — Ron is still lonely there. Your gross margins have sort of fluctuated around quite a bit although it obviously has recovered from what is was maybe a couple of quarters ago. What is the — what do you think is sort of the right range of gross margins that we should look for in the future, if you can talk a little bit about that? Thank you.

Ron Shelton - GigOptix, Inc. - CFO

Hey, Arnab, it’s Ron, hey, good to talk to you. Now, I think historically if you go back when the Company was just doing pure optics, you saw our gross margins north of 60% and as Avi mentioned we are growing that business towards the high end and it’s growing, and it’s growing very nicely. So, margins expanded very nicely this quarter and I expect they will continue to expand. So over time, you will see margins here move up into the 60s.

Dr. Avi Katz - GigOptix, Inc. - Chairman, CEO & President

You know, I’ll just add color on this one, if you allow me, Arnab. I mean, the business of GigOptix all along was in the 60s and north of it. I think that it’s prudent to say that as we acquired ChipX we are confronting situations where some of the product lines were at much lower gross margin based on longevity and history of those contracts.

We have aggressively taken care of couple of the end of life of those very low margins over the last quarter, and it reflects in our ability to improve the 49% margin of quarter one into north of 55% in quarter two. If we go historically again to our announcement we are at the 60% before the acquisition of ChipX.

So, all in all, a blended gross margin on production-worthy products — products that are ramping into volume in the first year. So it’s — I think it’s reasonable to expect 60% gross margin, yes.

Arnab Chanda - Roth Capital - Analyst

Thanks very much, Avi. Thanks, Ron.

Operator

(Operator Instructions)

There are no further questions at this time. This concludes the question-and-answer portion of the call. This concludes the presentation. Thank you for your participation in today’s conference. You may now disconnect. Have a great day.